Envista Announces Release of 2025 Sustainability Report
BREA, Calif., October 27, 2026 /PRNewswire/ -- Envista Holdings Corporation (NYSE: NVST) (“Envista”) today announced the publication of its 2025 Sustainability Report. The report provides an update on Envista’s progress in expanding access to dental care, supporting employees and communities, improving environmental efficiency, and maintaining strong ethical and governance practices. The full report can be found on Envista's website.

“We are proud to release our sixth annual sustainability report as we continue to find ways to improve our impact and deliver to our customers,” said Paul Keel, Chairman and CEO of Envista. “Progress continues as we make meaningful improvements in our areas of focus – delivering quality and access; supporting our people and community; safeguarding the environment; and building trust through ethical governance.” Mr. Keel continued, “We are excited to build our momentum in this area, and we are looking forward to the work to come. Our progress is thanks to the many teams committed to making a meaningful impact at Envista.”

Selected Highlights from Envista’s 2025 Sustainability Report:

•Realized a 40% year-over-year reduction in our waste generation, along with a 19% year-over-year reduction in our water consumption.

•Donated $2.4 million with the Envista Smile Project to support increased access to care and oral health education, benefiting close to 20,000 patients through services, products, and charitable support.

•Achieved a 17% year-over-year decrease in our lost time injury rate.

The 2025 Sustainability Report provides both Envista’s sustainability-related performance to date and the foundation upon which Envista will continue to identify opportunities for continuous improvement across Envista’s key sustainability topics. Envista welcomes stakeholder feedback on its 2025 Sustainability Report, which can be shared via email at sustainability@envistaco.com.

ABOUT ENVISTA

Envista is a global leader in the dental industry, uniting more than 30 trusted brands—including DEXIS, Kerr, Nobel Biocare, and Ormco—under one mission: partnering with dental professionals to improve patients’ lives. With a heritage of category-defining innovation, our brands have shaped modern dentistry: Nobel Biocare introduced the first dental implant, Ormco is a pioneer in both traditional and digital orthodontics, DEXIS has long been at the forefront of 2D, 3D and intraoral imaging, and Kerr has supported clinicians for over 135 years. Our high-performing culture is underpinned by our CIRCLe Values and the Envista Business System. Guided by these, we deliver a comprehensive portfolio of technologies, consumables, and services that empower clinicians to provide confident, efficient care—today and for the future. Learn more at http://envistaco.com.

CONTACT

Lauren Meinhardt
Senior Director, Corporate Communications
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, CA 92821
Telephone: (562) 383-8194